Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 1st of April 2019, by and between Schlumberger Limited, a Netherlands Antilles corporation (the “Company”), Schlumberger Global Resources, Ltd (“SGRL”) and Aaron Gatt Floridia, an individual currently residing in Houston, TX (“Executive”).

1.Employment of Executive:  In consideration of the mutual covenants and agreements herein contained, including Executive’s agreement to sign a release of claims as provided in Section 15, the Company and Executive wish to enter into this Agreement retaining Executive’s services as described herein, establishing certain incentive, tenure and performance criteria related to such employment and otherwise fixing Executive’s benefits and compensation.

2.Term and Extent of Services:  During the Term, as defined below, Executive shall be employed as Senior Advisor reporting to the Chief Operating Officer.  The term hereof shall commence April 1, 2019 (the “Effective Date”) and shall continue until the close of business on March 31, 2021 (the “Term”).  It is expected that as of, or as soon as practicable following, the beginning of the Term, Executive’s employment shall be transferred to SGRL in its offices in Dubai, and Executive agrees and consents to such relocation and transfer of employment. Unless the context requires otherwise, following Executive’s transfer to SGRL, references to the Company shall be deemed to be references to SGRL. During the Term, Executive agrees to provide advisory services as reasonably requested and the parties currently expect that he will perform services at a mutually agreed level over the course of the Term. At the expiration of the Term, Executive’s employment with the Company and all Affiliates (as defined in Section 4(e) hereof) shall terminate.  For purposes of clarity and the avoidance of doubt, the parties acknowledge and agree that Executive is permitted to commence employment with another employer during the Term and such employment shall not cause the Term to end or otherwise cause or result in the compensation and benefits payable to Executive under this Agreement to cease or otherwise be diminished, nor shall it cause Executive’s employment to be deemed terminated under this Agreement, provided that (i) such employer is not one of the “Restricted Companies” as defined in Section 6 hereof, (ii) Executive complies with the notice requirements in Section 6(b), and (iii) such employment does not interfere with Executive’s ability to provide the services during the Term as provided in this Section 2.

3. Compensation and Benefits:

(a)

Salary:  During the Term, Executive’s annual base salary shall be $840,000, paid on a monthly basis, in accordance with the Company’s normal payroll practices.  The base salary amount shall be inclusive of any perquisite allowance, such that no additional amount will be paid to Executive for any perquisite allowance.

(b)

Welfare Benefits:  During the Term, Executive and his eligible dependents shall be eligible to participate in the Company’s medical plans applicable to employees in Dubai on a basis comparable to that of other employees consistent with the plan terms.

Following Executive’s voluntary termination at the end of the Term, Executive and his eligible dependents will be eligible to elect coverage under the Deferred Medical Program Free Cover  subject to the terms of the Company’s Plan as such plan may be amended from time to time

(c)

Pension and Profit Sharing:  During the Term, Executive will continue to accrue additional benefits under the Company’s qualified and non-qualified pension and profit sharing plans and retiree medical plans, in each case for which Executive is otherwise eligible. Payments under the Company’s non-qualified pension and profit sharing plans will be made in accordance with the terms of the relevant plan upon a separation from service with the Company.

(d)

Incentive Plans:  Beginning April 1, 2019 and for the remainder of the Term, Executive will not participate in the Company’s Performance Incentive Plan, or any other bonus program. Executive will be eligible to receive a prorated payout for service through March 31, 2019, to be calculated and paid in March of 2020.

During the Term, Executive will not receive any new grants of long-term incentive awards.  During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive will qualify for special retirement under the company’s long-term incentive award agreements. The long-term incentive awards will continue to vest under the Company’s stock incentive plans in accordance with the terms of those plans and any applicable agreements.

Outstanding Stock Options: Options previously issued to Executive and outstanding as of the Effective Date, which for clarity are set forth below, will continue to vest through Executive’s termination of employment and thereafter, subject to the terms of the applicable agreements. Such options will remain exercisable upon the earlier of five years after Executive’s termination of employment or upon the stock option expiration date, subject to earlier termination pursuant to the terms of the applicable agreements.

Grant Date	Vested Options	Unvested Options	Grant Price	Option Expiration Date
1/21/2010	30,000	0	$68.51	1/21/2020
1/20/2011	30,000	0	$83.89	1/20/2021
7/21/2011	20,000	0	$90.00	7/21/2021
1/19/2012	62,000	0	$72.11	1/19/2022
1/17/2013	50,000	0	$73.25	1/17/2023
1/16/2014	53,000	0	$88.77	1/16/2024
1/15/2015	56,800	14,200	$77.80	1/15/2025
1/21/2016	68,400	45,600	$61.92	1/21/2026

Unvested Restricted Stock Units: RSUs previously issued to Executive and outstanding as of the Effective Date, which for clarity are set forth below, will continue to vest until Executive’s termination of employment and thereafter subject to the terms and conditions of the applicable agreement.

Grant Date	RSUs Granted	Vest Date
7/20/2016	15,000	7/20/2019
10/18/2017	20,000	10/18/2020

Performance Stock Units: PSUs previously issued to Executive and outstanding as of the Effective Date, which for clarify are set forth below, will continue to vest until Executive’s termination of employment and thereafter subject to the terms and conditions of the applicable agreement, including the applicable performance conditions.

Grant Date	PSUs Granted	Vest Date
1/19/2017	19,600	January 2020
1/19/2017	48,000 Earned	January 2019 Earned January 2020 Released
1/17/2018	22,400	January 2021
1/17/2018	21,900	January 2020 Earned January 2021 Released
1/16/2019	44,800	January 2022
1/16/2019	44,800	January 2022

(e)

Vacation: During the Term, Executive shall not be eligible to accrue vacation pay. Within 30 days after the Effective Date, Executive shall be paid a cash amount representing his accrued and unused vacation accumulated as of March 31, 2019.

(f)	Repatriation Assistance: The Company will provide repatriation assistance, which includes economy flights reimbursement and movement of household goods.
(g)

Expense Reimbursement:  Executive shall be reimbursed for any previously authorized expenses incurred in the normal course of performing his duties hereunder, including any travel expenditures necessary to satisfactorily perform his duties.  Executive shall submit all written invoices for such incurred costs to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred.

(h)

Tax Preparation Expenses: During the Term, the Company will provide for tax preparation assistance for the 2019 tax jurisdiction filings. The Company will directly pay as incurred, fees associated with the 2019 tax preparation assistance and tax advisory services incurred by Executive through the end of the Term for these filings.

4.Termination of Employment:  The following provisions of this Section 4 shall govern the rights of Executive under this Agreement in connection with a termination of employment:

(a)	Termination by the Company for Cause: In the event the Company terminates Executive’s employment during the Term for Cause, as defined below, he shall be entitled to:
i.	His base salary through the date of the termination of his employment for Cause; and
ii.

Any other amounts earned, accrued or owing for previously vested benefits as of the date of termination of employment under the applicable employee benefit plans or programs of the Company; provided, however, that any options not exercised as of the date of termination will be forfeited, and any prior option or restricted stock unit exercises may be rescinded as a result of “detrimental activity” within the meaning of the governing plan or award agreement.

iii.	Executive will also forfeit as of the date of termination of employment any rights to the benefits described in Section 3 above.

“Cause” means Executive’s dishonesty in connection with Company business, conviction of a felony, violation of Company policies or code of conduct, or any breach of this Agreement, specifically including the Non-compete, Non-solicitation, Non-disparagement, Confidentiality and Return of Company Property provisions of this Agreement.

(b)

Termination Due to Death: In the event Executive’s employment terminates during the Term as a result of Executive’s death, Executive’s beneficiary or beneficiaries shall receive any base salary and benefits accrued but unpaid as of his death, plus any amounts payable on account of Executive’s death pursuant to any other plan or program of the Company.

(c)

Termination Due to Disability:  In the event Executive’s employment terminates during the Term due to his disability within the meaning of any long-term disability plan maintained by the Company and covering Executive as of the date of Executive’s disability, Executive shall receive any base salary and benefits accrued but unpaid as of the date of his termination due to disability, plus any amounts payable on account of Executive’s disability pursuant to any other plan or program of the Company.

(d)

Voluntary Termination at End of Term.  In the event Executive remains employed until the end of the Term, the parties agree he shall voluntarily terminate employment as of such date.  Executive acknowledges and agrees that he shall not be entitled to any severance or termination indemnity payment of any kind other than as specifically provided above and under the terms of this Agreement.

(e)

Employment by Affiliates:  Notwithstanding any provision of this Agreement to the contrary, for purposes of determining whether Executive has terminated employment hereunder, “employment” means employment as an employee with the Company or any Affiliate.  For purposes of this Agreement, the term “Affiliate” means (i) Schlumberger Limited, a Curaçao corporation, (ii) any entity in which the equity interests owned or controlled directly or indirectly by Schlumberger Limited shall represent 40% or more of the voting power of the issued and outstanding equity interests of such entity, and (iii) any other entity controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”).

5.Confidentiality and Return of Property

(a)

Confidentiality:  Executive acknowledges that the Company has provided and will provide Executive with Confidential Information.  Executive agrees that in return for this and other consideration provided under this Agreement he will not disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder.  For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that have been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement.  By way of illustration, but not limitation Confidential Information includes trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manual, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets or other financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

(b)	Return of Property: Within ten (10) days after the end of the Term or upon request of the Company at any time prior to the end of the Term, Executive agrees the following:
i.

He will deliver to the Company all (and will not keep in his possession, recreate or deliver to anyone else, any) Confidential Information, as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates or ventures, regardless of whether such items were prepared by Executive; and

ii.

Executive will return to a Company representative all computers and electronic storage devices including thumb drives, back-up devices, etc. that contain Company information.  To the extent that Executive owns electronic devices that contain Company information (e.g. personal computers, phones or home computers), Executive agrees to allow access to such devices to Company IT personnel to remove the Company information.  To the extent Company-owned electronic devices contain Executive personal information, Executive and Company agree to cooperate in the removal or copying of the personal information to a separate device for Executive.  Executive agrees to sign an inventory of the devices returned and steps taken to remove Company information from Executive personal computers and devices.

6.Covenant Not to Compete, Non-solicitation and Non-disparagement: Executive acknowledges that the skills, processes and information developed at the Company are highly proprietary and global in nature and could be utilized directly and to the Company’s detriment (or the detriment of any of the Company’s Affiliates or ventures) by several other businesses.  Executive also acknowledges that the nature of his duties and responsibilities under the Agreement will bring him into close contact with much of the Company’s Confidential Information, and the Company has affirmatively agreed to provide him with Confidential Information.  Accordingly, for the consideration provided to Executive in this Agreement, Executive agrees to be bound by the following restrictive covenants:

(a)

During the period of the Term, herein referred to as the “Restricted Period”, Executive shall not accept employment with or render services or otherwise become involved either directly or indirectly, on his own behalf or on behalf of any other person, firm or company, in any capacity throughout the world (whether as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity) in the following organizations’ operations or business, which organizations are herein referred to as the “Restricted Companies”:

1)	Baker Hughes, a GE company
2)	Halliburton Company
3)	Weatherford International Limited
4)	National Oilwell Varco (NOV)
5)	OilServ
6)	any North American land oilfield services company in which more than 50% of its gross revenue is derived from hydraulic fracturing services,

7)

any of the aforementioned companies, affiliated companies of joint ventures, where that affiliated company or joint venture company is principally engaged in any oilfield-services related business, and/or

8)	any entity that is acquired by or a successor to any of the aforementioned companies.

(b)

In the event that, during the Restricted Period, Executive becomes engaged or employed (in any form described above) by an organization or business inside the oil & gas industry that is not one of the Restricted Companies listed above, Executive shall give the Company advance notice of his accepting employment in any capacity.  Notice of any subsequent employment shall be in writing and must be received by the Chief Executive Officer, at 5599 San Felipe, Houston, TX  77056 on behalf of the Company at least thirty (30) days before the proposed starting date of the employment.  The request must include the full name and address of the organization with which Executive is seeking employment, the department or area in which Executive proposes to work, the position or job title to be held by Executive, and a complete description of the duties Executive expects to perform for such employer.

(c)

In the event the organization of business in which Executive is involved (in any form described above) becomes a Restricted Company during the Restricted Period, or is acquired during the Restricted Period by one of the Restricted Companies, Executive shall provide written notice of the same immediately to the Chief Executive Officer, as soon as the information is ready to be made public.

(d)

Moreover, during the Restricted Period, Executive shall not directly or indirectly, on Executive’s own behalf or on behalf of any person or entity, recruit, hire, solicit, or assist others in recruiting, hiring, or soliciting any person, who is, at the time of the recruiting, hiring, or solicitation, an employee, consultant, or contractor of the Company to leave the Company, diminish their relationship with the Company, or work for a competing business. This restriction shall be limited to persons: (1) with whom Executive had contact or business dealings while employed by Company; (2) who worked in Executive’s business unit (Group); or (3) about whom Executive had access to confidential information.  In the event of breach by the Executive, the specified period will be extended by the period of time of the breach.

(e)

Executive agrees that these restrictions are reasonable in light of the   consideration given.  Executive was given an opportunity to review these restrictions, advised to consult with an attorney, and agreed to these restrictions in exchange for the Company’s provision of confidential information and its agreement to pay the additional consideration described in Section 3.  The Company is relying on Executive’s commitment to comply with the restrictions set forth in this Section 6 in agreeing to pay the consideration set forth in Section 3 and this commitment is ancillary to the Executive’s agreement to protect the Company’s confidential information.  Executive acknowledges that in the event of a breach by Executive of these restrictive covenants, the covenants may be enforced by temporary restraining order, preliminary or temporary injunction and permanent injunction, in addition to any other remedies that may be available by law. In that connection, Executive acknowledges that in the event of a breach, the Company will suffer irreparable injury for which there is no adequate legal remedy, in part because damages caused by the breach may be difficult to prove with any reasonable degree of certainty.  Executive further agrees that in the event that (1) the Company determines that Executive has breached any term of Section 6 or (2) all or any part or of Section 6 is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Executive and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company may immediately stop payment of any future amounts due pursuant to Section 3 and may in its sole discretion require that Executive repay to the Company, within five business days of receipt of written demand therefor, an amount equal to the payments or benefits received by Executive pursuant to Section 3.

7.Expenses:  The Company and Executive shall each be responsible for its/his own costs and expenses, including, without limitation, court costs and attorney’s fees, incurred as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provisions hereof.

8.Indemnification:  To the fullest extent permitted by applicable law, the Company shall hold harmless and fully indemnify Executive against any and all liabilities incurred by or for him in connection with any threatened, pending or completed claim, action, suit, investigation or proceeding of any kind to which Executive is made a party or otherwise subjected to by reason of his status as an employee or officer of the Company or its Affiliates (whether Executive is, becomes or may become a party, a witness or otherwise is a participant in any role), other than any action brought in a dispute between the Company and Executive relating to his employment or his post-employment restrictive covenants.  For all matters for which Executive is entitled to indemnification hereunder, Executive shall be entitled to advancement of all expenses (including legal fees) in connection therewith, subject to his execution of an undertaking to repay any amounts so advanced to the extent it is finally determined that he was not entitled to such indemnification under applicable law.

9.Notices:  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (except as set forth in Section 6 (b) hereof) as follows:

If to the Company:	Schlumberger Limited
5599 San Felipe
Houston, TX 77056
ATTENTION: Pat Strong, HR Manager

If to Executive:	Aaron Gatt Floridia at the most recent address for Executive listed in the payroll records of the Company.

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

10.Applicable Law; Venue:  The validity, interpretation, construction and performance of this Agreement will be governed exclusively by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such state. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

11.Severability:  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.Withholding of Taxes:  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

13. No Assignment; Successors:  Executive’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation, or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 13, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

14.Effect of Prior Agreements:  This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment, severance or other agreement between the Company or any Affiliate, or any predecessor of the Company or any Affiliate, and Executive (except any agreement containing restrictions relating to patents, confidential information, intellectual property, solicitation or competition).  For the avoidance of doubt, this clause shall not affect the validity of Executive’s equity compensation related agreements, or his entitlement to vested benefits pursuant to any employee benefit plan of the Company or its Affiliates.

15.Release of Claims:  In consideration for the compensation and other benefits provided pursuant to this Agreement, Executive agrees to execute a “Waiver and Release,” a form of which is attached hereto as Exhibit A.  Executive acknowledges that he was given copies of this Agreement and the Waiver and Release on March 7, 2019 and was given at least 21 days to consider whether to sign the Agreement and the Waiver and Release.  The Company’s obligations under this Agreement are expressly conditioned on the execution of the Waiver and Release contemporaneously with the execution of this Agreement, no payments will be provided hereunder until the Waiver and Release is executed and delivered, and Executive’s failure to execute and deliver such Waiver and Release, or Executive’s revocation of the Waiver and Release within the seven day period provided in the Release, will void the Company’s obligations hereunder.

16.Section 409A Compliance:

(a)

If Executive is a “specified employee” for purposes of Section 409A of the Code, and the regulations thereunder, to the extent required to comply with Section 409A of the Code, any payments otherwise payable on account of the Executive’s separation from service which are deferred compensation subject to Section 409A of the Code shall not commence until one day after the day which is six (6) months from the date of termination.

(b)

This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Executive.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered the 7th day of March, 2019, but effective as of the day and year first above written.

Schlumberger Limited

By	/s/ Pat Strong
Pat Strong, HR Manager

Schlumberger Global Resources, Ltd.

By	/s/ Midori Nakagawa

Midori Nakagawa, International Support Center Manager

EXECUTIVE

/s/ Aaron Gatt Floridia
Aaron Gatt Floridia

Exhibit A

SCHLUMBERGER LIMITED

WAIVER AND RELEASE

Schlumberger Limited has offered to pay me certain benefits (“Benefits”) pursuant to my Employment Agreement with Schlumberger Limited, effective as of April 1, 2019 (the “Effective Date”), which are in addition to any remuneration or benefits to which I am already entitled.  These Benefits were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Schlumberger Limited and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company and Schlumberger Limited, the ultimate parent of the Company, (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Agreement.  I have read this Waiver and Release and the Agreement (which, together, are referred to herein as the “Agreement Materials”) and the Agreement is incorporated herein by reference.  The provision of the Benefits is voluntary on the part of the Company and is not required by any legal obligation other than the Agreement.  I choose to accept this offer.

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release.  I understand that, in order to be eligible for Benefits, I must sign and return to Pat Strong, HR Manager, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, TX 77056) this Waiver and Release by 5 p.m. on March 28, 2019.   I acknowledge that I have been given at least 21 days to consider whether to sign the Agreement and whether to execute this Waiver and Release, and that no Benefits will be paid or provided to me until I execute this Waiver and Release and deliver it to the Company.

In exchange for the payment to me of Benefits, which are in addition to any remuneration or benefits to which I am already entitled, I, among other things, (1) agree never to institute, maintain or prosecute, or induce or assist in the instigation, commencement, maintenance or prosecution of any action, suit, proceeding or administrative charge in any forum regarding or relating in any way to my employment with or separation from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver

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and Release is executed.  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA’’); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Occupational Safety and Health Act; claims in connection with workers’ compensation; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, I expressly represent that no promise or agreement which is not expressed in the Agreement Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents.  I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.  Notwithstanding the above, nothing in this Agreement is intended to (i) release or affect in any way any board resolution or by-law of the Company or other agreement between me and the Company which may provide for indemnity and/or director and officer insurance coverage relating to any potential claim against me arising out of my role as an officer and employee of the Company (ii) release or affect in any way any claims arising under the Agreement, (iii) prevent me from filing a complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body, or (iv) prevent me from filing any claims that are not permitted to be waived or released under applicable law. However, I further agree and covenant that I will not seek or accept any personal, equitable or monetary relief from the Corporate Group in any action, suit, proceeding or administrative charge filed on my behalf by any person, organization or other entity against the Corporate Group. Notwithstanding the foregoing, I understand and the Company agrees, that nothing in the Agreement or this Waiver and Release prohibits me from reporting to any governmental authority information concerning possible violations of law or regulation, making other disclosures that are protected under the whistleblower provisions of federal law or regulation or receiving an award for information provided to any government agency. This Agreement and the Waiver and Release do not limit my right to receive an award for information provided to any governmental agencies. Pursuant to the Defend Trade Secrets Act of 2016, I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any secret or confidential information that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

A-2

I acknowledge that payment of Benefits to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation.  Except as provided in the Agreement Materials, I acknowledge that neither the Company nor any other member of the Corporate Group has promised me continued employment or represented to me that I will be rehired in the future.   I acknowledge that the Company and I contemplate an unequivocal, complete and final dissolution of my employment relationship following the Term (as defined in the Agreement).  I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or the Affiliates and I hereby waive any right to future employment by the Company or any other member of the Corporate Group.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.  I acknowledge that this Waiver and Release and the other Agreement Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.  I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Pat Strong, HR Manager, in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits.  I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

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